Exhibit 5.1

[STEPTOE & JOHNSON LETTERHEAD]

November 7, 2007

Hooper Holmes, Inc.
170 Mt. Airy Road
Basking Ridge, NJ 07920

Re:         Hooper Holmes, Inc.
Registration Statement on Form S-8

Ladies and Gentlemen:

We are providing this opinion letter in our capacity as special counsel to Hooper Holmes, Inc., a New York corporation (the “Company”), in connection with the filing by the Company of a registration statement on Form S-8 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”), with the United States Securities and Exchange Commission (the “Commission”).  The Registration Statement relates to the Company’s offering of up to an aggregate of 4,870,292 shares of common stock of the Company, par value $0.04 per share (the “Shares”), of which 2,95,800 Shares may be issued under the Hooper Holmes, Inc. 2002 Stock Option Plan and 1,918,942 Shares may be issued under the Stock Purchase Plan (2004) of Hooper Holmes, Inc. (collectively, the “Plans”).

You have requested that we render the opinion set forth in this letter and we are furnishing this opinion in accordance with the requirements of Part II, Item 8 of Form S-8 and Item 601(b)(5)(i) of Regulation S-K promulgated by the Commission under the Securities Act.

In connection with the foregoing registration, we have examined originals, or copies certified or otherwise identified to our satisfaction of, (i) the Registration Statement as filed with the Commission, (ii) the Company’s Restated Certificate of Incorporation, as amended and restated to date (the “Certificate of Incorporation”), (iv) the Company’s By-Laws, as amended and/or restated to date (the “By-Laws”), (v) certain resolutions of the Board of Directors of the Company relating to the Plans and the registration of the shares issuable thereunder, and (vi) such other documents as we have deemed necessary or appropriate for purposes of rendering the opinion set forth herein.

In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such latter documents.  As to any facts material to the opinion expressed herein that were not independently established or verified, we have relied upon statements and representations of officers and other representatives of the Company and others.

Based upon and subject to the foregoing, we are of the opinion that the Shares have been duly authorized and when sold and duly issued in accordance with the terms of the applicable Plan, including receipt of the consideration to be paid therefor (if any), the Shares will be validly issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion with the Commission as Exhibit 5.1.  In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

This opinion is limited to the specific issues addressed herein, and no opinion may be inferred or implied beyond that expressly stated herein.  We assume no obligation to revise or supplement this opinion should the present laws of the State of New York be changed by legislative action, judicial decision or otherwise.

Very truly yours,

/s/ Steptoe & Johnson LLP

Steptoe & Johnson LLP